Exhibit 23.3

CONFIRMATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on the Form S-1/A of our report dated March 30, 2009 (Except for Paragraph 1 of Note 2, 4, 6, 7, 8, 11, and 14, as to which the dated is December 10, 2009), with respect to the consolidated financial statements of China Biopharmaceuticals Holdings, Inc and Subsidiaries, which appears in China Biopharmaceuticals Holdings, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Frazer Frost, LLP (Successor entity of Moore Stephens Wurth Frazer and Torbet, LLP)

Brea, California

January 15, 2010